Exhibit 99

DATE: January 25, 2006

CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

Heritage Bank to Open a Full-Service Branch in Sumner

Olympia, WA – January 25, 2006 – Heritage Bank, a wholly owned subsidiary of HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) announced today that it was opening a full service banking location in Sumner, Washington. The branch is expected to open in mid-February in a temporary location at 612 Harrison Avenue in Sumner until a permanent location is acquired. This location will bring our branch total in Pierce County to seven. Coupled with our earlier announcement of the acquisition of Washington State Bank, N.A., Heritage Bank’s total branch locations will grow to 14 located in Thurston, Mason, Pierce and King counties.

Brian Vance, President and Chief Executive Officer of Heritage Bank said, “As noted in the press release announcing the acquisition of Washington State Bank, our strategic plan is to expand geographically into contiguous markets to better serve our customers and to grow market share. The Sumner location, our first in the eastern part of Pierce County, is an important part of this strategy.”

Ann Fish will be assigned to the Sumner branch in the position of Branch Manager and Commercial Lender. Ann joined Heritage Bank in May 2003 as a Mortgage Loan Officer. She was promoted to Branch Manager at Heritage’s 56th Street branch in Tacoma in April 2004 and was promoted to Assistant Vice President in February 2005. Prior to joining Heritage, she had over thirteen years of lending experience including five years in retail banking. Ann is active in the Sumner community and has prior experience working in the Sumner/Bonney Lake market. Ann currently lives with her family in Bonney Lake.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full-service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Internet Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.